                                                                     EXHIBIT 2.2


                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


     AMENDMENT NO. 1 (this "Amendment"), dated as of September 3, 1997, to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 30, 1997, by and among JP Foodservice, Inc., a Delaware corporation ("JPFI"), Rykoff-Sexton, Inc., a Delaware corporation ("RSI"), and Hudson Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of JP Foodservice ("Acquisition").

     WHEREAS, JPFI, RSI and Acquisition have previously executed and delivered the Merger Agreement; and

     WHEREAS, JPFI, RSI and Acquisition desire to amend the Merger Agreement as set forth herein and pursuant to Section 7.3 thereof;

     NOW, THEREFORE, JPFI, RSI and Acquisition agree as follows:

     1. Amendment of Section 2.1(e) of Merger Agreement. The fourth line of subsection (i) of Section 2.1(e) of the Merger Agreement is hereby amended by deleting therefrom the word "exercisable" and substituting in its place the word "unexercised".

     2.   Amendment of Section 4.1(a) of Merger Agreement.  Subsection (ii) of
Section 4.1(a) of the Merger Agreement is hereby amended by deleting therefrom the words "does not exceed 250,000 shares of RSI Common Stock in the aggregate);" and substituting therefor the words "does not exceed the lesser of
(x) 400,000 shares of RSI Common Stock in the aggregate and (y) the number of shares of RSI Common Stock subject to RSI Employee Stock Options issued during RSI's fiscal year ended June 28, 1997 and so long as no RSI Employee Stock Option issued pursuant to this Section 4.1(a) (ii) shall contain any terms providing for, or otherwise permit or give rise to any right to, accelerated vesting, the releasing of restrictions or any payment (in cash or otherwise) as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement)".

     3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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     5.   Merger Agreement Confirmed.  Except as amended hereby, the Merger
Agreement is ratified and confirmed in all respects.

     IN WITNESS WHEREOF, JPFI, RSI and Acquisition have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                              JP FOODSERVICE, INC.



                              By:/s/ David M. Abramson
                                 ---------------------
                                 Name:  David M. Abramson
                                 Title: Senior Vice President and General
                                        Counsel



                              RYKOFF-SEXTON, INC.



                              By:/s/ Mark Van Stekelenburg
                                 -------------------------
                                 Name:  Mark Van Stekelenburg
                                 Title: Chairman and Chief Executive Officer



                              HUDSON ACQUISITION CORP.



                              By:/s/ David M. Abramson
                                 ---------------------
                                 Name:  David M. Abramson
                                 Title: Senior Vice President and General
                                        Counsel

                      [Amendment No. 1--Merger Agreement]

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